STOCK PURCHASE AGREEMENT

                                  By and Between

                                   GEHL COMPANY

                                       And

                               BRUNEL HOLDINGS, plc

                                September 12, 1997



                            STOCK PURCHASE AGREEMENT
                               TABLE OF CONTENTS

1.   PURCHASE AND SALE OF SHARES  . . . . . . . . . . . . . . . . . . .       2

2.   PURCHASE PRICE - PAYMENT . . . . . . . . . . . . . . . . . . . . .       2
     2.1. Purchase Price  . . . . . . . . . . . . . . . . . . . . . . .       2
     2.2. Payment of Purchase Price . . . . . . . . . . . . . . . . . .       2
     2.3. Determination of Consolidated Net Worth . . . . . . . . . . .       3

3.   REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . .       5
     3.1. Corporate   . . . . . . . . . . . . . . . . . . . . . . . . . .     5
     3.2. Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
     3.3. No Violation  . . . . . . . . . . . . . . . . . . . . . . . .      11
     3.4. Financial Statements  . . . . . . . . . . . . . . . . . . . . .    11
     3.5. Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . .    12
     3.6. Accounts Receivable   . . . . . . . . . . . . . . . . . . . . .    14
     3.7. Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     3.8. Absence of Certain Changes  . . . . . . . . . . . . . . . . .      15
     3.9. Absence of Undisclosed Liabilities  . . . . . . . . . . . . .      16
     3.10.No Litigation . . . . . . . . . . . . . . . . . . . . . . . .      17
     3.11.Compliance With Laws and Orders   . . . . . . . . . . . . . . .    17
     3.12.Title to and Condition of Properties  . . . . . . . . . . . . .    19
     3.13 Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     3.14.Contracts and Commitments   . . . . . . . . . . . . . . . . . .    21
     3.15.Labor Matters   . . . . . . . . . . . . . . . . . . . . . . . .    23
     3.16 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . .    23
     3.17.Employment Compensation   . . . . . . . . . . . . . . . . . . .    27
     3.18.Trade Rights  . . . . . . . . . . . . . . . . . . . . . . . . .    27
     3.19.Major Customers and Suppliers . . . . . . . . . . . . . . . .      28
     3.20.Product Warranty and Product Liability  . . . . . . . . . . . .    28
     3.21.Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . .      29
     3.22.Affiliates' Relationships to BAI and Mustang Subsidiaries . .      29
     3.23.No Brokers or Finders   . . . . . . . . . . . . . . . . . . . .    29
     3.24.Liabilities and Claims With Respect to Former Subsidiaries  . .    29
     3.25.Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . .    30

4.   REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . .    30
     4.1. Corporate   . . . . . . . . . . . . . . . . . . . . . . . . . .    30
     4.2. Authority   . . . . . . . . . . . . . . . . . . . . . . . . . .    30
     4.3. No Brokers or Finders . . . . . . . . . . . . . . . . . . . .      30
     4.4. Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . .    31
     4.5. Investment Intent . . . . . . . . . . . . . . . . . . . . . . .    31
     4.6. No Wilful Withholding of Information by Buyer . . . . . . . .      31

5.   COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
     5.1. Title Insurance . . . . . . . . . . . . . . . . . . . . . . . .    31
     5.2. Survey  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
     5.3. Environmental Remediation . . . . . . . . . . . . . . . . . .      32
     5.4. Noncompetition; Confidentiality . . . . . . . . . . . . . . .      32
     5.5. General Releases  . . . . . . . . . . . . . . . . . . . . . .      34
     5.6. Access to Information and Records . . . . . . . . . . . . . .      34
     5.7. Conduct of Business Pending the Closing   . . . . . . . . . . .    34
     5.8. Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .      36
     5.9. Other Action  . . . . . . . . . . . . . . . . . . . . . . . .      36
     5.10.Disclosure Schedule   . . . . . . . . . . . . . . . . . . . . .    36
     5.11.Buyer's Right of Access Prior to Closing Date . . . . . . . . .    36
     5.12.Change of BAI Corporate Name  . . . . . . . . . . . . . . . . .    36
     5.13.Access to Books and Records   . . . . . . . . . . . . . . . . .    36
     5.14.Mitigation  . . . . . . . . . . . . . . . . . . . . . . . . . .    36
     5.15.Product Warranty on Model 2040  . . . . . . . . . . . . . . . .    37

6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS  . . . . . . . . . . . .    37
     6.1. Representations and Warranties True of the Closing Date . . . .    37
     6.2. Compliance With Agreement   . . . . . . . . . . . . . . . . . .    37
     6.3. Absence of Litigation . . . . . . . . . . . . . . . . . . . . .    37
     6.4. Consents and Approvals  . . . . . . . . . . . . . . . . . . .      37
     6.5. Title Insurance   . . . . . . . . . . . . . . . . . . . . . . .    37
     6.6. Hart-Scott-Rodino Waiting Period  . . . . . . . . . . . . . . .    37
     6.7. Section 1445 Affidavit  . . . . . . . . . . . . . . . . . . . .    37
     6.8. Bank Guarantee  . . . . . . . . . . . . . . . . . . . . . . . .    38
     6.9. Environmental Remediation . . . . . . . . . . . . . . . . . . .    38
     6.10.Actions by Seller's Banks . . . . . . . . . . . . . . . . . . .    38

7.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS   . . . . . . . . . . .    38
     7.1. Representations and Warranties True on the Closing Date   . . .    38
     7.2. Compliance With Agreement   . . . . . . . . . . . . . . . . . .    38
     7.3. Absence of Litigation   . . . . . . . . . . . . . . . . . . . .    38
     7.4. Hart-Scott-Rodino Waiting Period  . . . . . . . . . . . . . . .    39
     7.5. Approval of Seller's Shareholders   . . . . . . . . . . . . . .    39

8.   INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . .    39
     8.1. By Seller   . . . . . . . . . . . . . . . . . . . . . . . . . .    39
     8.2. By Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
     8.3. Indemnification of Third-Party Claims   . . . . . . . . . . . .    39
     8.4. Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
     8.5. Limitations on Indemnification  . . . . . . . . . . . . . . . .    41


9.   CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43
     9.1. Documents to be Delivered by Company and Seller . . . . . . .      43
     9.2. Documents to be Delivered by Buyer  . . . . . . . . . . . . .      44

10.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
     10.1.Right of Termination Without Breach   . . . . . . . . . . . . .    45
     10.2.Termination for Breach  . . . . . . . . . . . . . . . . . . . .    45

11.  RESOLUTION OF DISPUTES   . . . . . . . . . . . . . . . . . . . . . .    46
     11.1.Arbitration . . . . . . . . . . . . . . . . . . . . . . . . .      46
     11.2.Arbitrators   . . . . . . . . . . . . . . . . . . . . . . . . .    46
     11.3.Procedures; No Appeal   . . . . . . . . . . . . . . . . . . . .    46
     11.4.Authority   . . . . . . . . . . . . . . . . . . . . . . . . . .    46
     11.5.Entry of Judgment   . . . . . . . . . . . . . . . . . . . . . .    46
     11.6.Confidentiality . . . . . . . . . . . . . . . . . . . . . . .      47
     11.7.Tolling   . . . . . . . . . . . . . . . . . . . . . . . . . . .    47

12.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . .      47
     12.1.Disclosure Schedule   . . . . . . . . . . . . . . . . . . . . .    47
     12.2.Further Assurance   . . . . . . . . . . . . . . . . . . . . . .    47
     12.3.No Negotiations or Discussions  . . . . . . . . . . . . . . . .    47
     12.4.Preparation of Tax Returns Due Subsequent to the Closing Date      47
     12.5.Break-Up Fee Due Buyer Under Certain Circumstances  . . . . . .    48
     12.6.Audit of BAI Consolidated June 30, 1997 Financial Statements  .    49
     12.7.Escrow Agreement for Bank Guarantee   . . . . . . . . . . . . .    49
     12.8.Disclosures and Announcements   . . . . . . . . . . . . . . . .    49
     12.9.Assignment; Parties in Interest   . . . . . . . . . . . . . . .    49
     12.10Law Governing Agreement   . . . . . . . . . . . . . . . . . . .    49
     12.11Amendment and Modification  . . . . . . . . . . . . . . . . . .    49
     12.12Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
     12.13Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
     12.14Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . .    51
     12.15Counterpart   . . . . . . . . . . . . . . . . . . . . . . . . .    51
     12.16Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
     12.17Glossary of Terms   . . . . . . . . . . . . . . . . . . . . . .    52

Disclosure Schedule

Schedule 2.2             -    Wire Transfer Instructions
Schedule 2.3.(b)(v)      -    Accounting Policies
Schedule 3.1.(c)         -    Foreign Corporation Qualification
Schedule 3.1.(d)         -    Ownership of Equity or Other Investment
                              Interests; Absence of Encumbrances
Schedule 3.1.(g)         -    Former Subsidiary Disclosure Schedule
Schedule 3.1.(h)         -    Summary of Group Facilities
                              Agreement
Schedule 3.3             -    Violation, Conflict, Default
Schedule 3.4             -    Financial Statements
Schedule 3.5.(b)         -    Tax Returns (Exceptions to Representations)
Schedule 3.5.(c)         -    Tax Audits
Schedule 3.5.(d)         -    Consolidated Tax Returns
Schedule 3.5.(e)         -    Tax, Other
Schedule 3.6             -    Accounts Receivable (Aged Schedule)
Schedule 3.7             -    Inventory Off Premises
Schedule 3.8             -    Absence of Certain Changes
Schedule 3.9             -    Off-Balance Sheet Liabilities
Schedule 3.10            -    Litigation Matters
Schedule 3.11.(a)        -    Non-Compliance with Laws
Schedule 3.11.(b)        -    Licenses and Permits
Schedule 3.11.(c)        -    Environmental Matters (Exceptions
                              Representations)
Schedule 3.12            -    Liens
Schedule 3.12.(b)        -    Condition of Real Property
Schedule 3.12.(c)        -    Owned Real Property
Schedule 3.13            -    Insurance Matters
Schedule 3.14.(a)        -    Real Property Leases
Schedule 3.14.(b)        -    Personal Property Leases
Schedule 3.14.(c)        -    Purchase Commitments over $25,000
Schedule 3.14.(d)        -    Accepted Orders Over $500,000
Schedule 3.14.(e)        -    Contracts with Affiliates and Certain Others
Schedule 3.14.(f)        -    Powers of Attorney
Schedule 3.14.(g)        -    Collective Bargaining Agreements
Schedule 3.14.(h)        -    Loan Agreements, etc.
Schedule 3.14.(i)        -    Guarantees
Schedule 3.14.(k)        -    Restrictive Agreements
Schedule 3.14.(1)        -    Material Contracts
Schedule 3.15            -    Labor Matters
Schedule 3.16.(a) & (d)  -    Employee Plans/Agreements;
                              Controlled Group
Schedule 3.16.(g)        -    Triggering on Acceleration of Obligations
Schedule 3.17            -    Employment Compensation
Schedule 3.18            -    Trade Rights
Schedule 3.19.(a)        -    Major Customers
Schedule 3.19.(b)        -    Major Suppliers
Schedule 3.19.(c)        -    Dealers and Distributors
Schedule 3.20            -    Product Warranty, Warranty Expense and Liability
                              Claims
Schedule 3.21            -    Bank Accounts
Schedule 3.22.(a) & (b)  -    Contracts with Affiliates; No Adverse Interests
Schedule 6.8             -    Bank Guaranty
Schedule 6.10            -    Form of Release with respect to General
                              Facilities Agreement, Lender Consents and Legal
                              Opinion


                                    Exhibits

Exhibit 9.1.(c)-I, II & III   -    Opinion of Seller's Counsel
Exhibit 9.2.(c)               -    Opinion of Buyer's Counsel

STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement") dated September 12, 1997, by and between GEHL COMPANY, a Wisconsin corporation ("Buyer"),and BRUNEL HOLDINGS, plc, ("Brunel, plc") an English public limited company (the "Seller").

RECITALS

     A. The Seller owns all of the issued and outstanding shares (the "Shares") of capital stock of Brunel America Inc., a Delaware corporation (individually referred to as "BAI" and together with its direct and indirect subsidiaries referred to as "BAI and Subsidiaries"); BAI owns all of the issued and outstanding shares of capital stock of Mustang America, Inc., a Delaware corporation ("Mustang America"); and Mustang America, Inc. owns all of the issued and outstanding shares of capital stock of Mustang Manufacturing Company, Inc., a Minnesota corporation ("Mustang Manufacturing"). Mustang Manufacturing Company, Inc., together with its wholly-owned subsidiaries Mustang Finance Inc., a Minnesota corporation ("Mustang Finance"), and Mustang International, Inc., a Barbados corporation ("Mustang International"), is engaged in business as a manufacturer and distributor of skid steer loaders and related attachments (the "Business"). Mustang America, Mustang Manufacturing, Mustang Finance and Mustang International are sometimes collectively referred to herein as the "Mustang Subsidiaries."

     B. As of June 30, 1997, BAI also owned all of the issued and outstanding shares of capital stock of the following corporations: B. H. Exports, Inc., a Delaware corporation ("B. H. Exports"), Cameron
Converting, Inc., a Delaware corporation ("Cameron"), RMC Liquidation Corporation, a Delaware corporation ("RMC"), Spooner Industries, Inc., a Delaware corporation ("Spooner"), and Wadkin North America, Inc., a Delaware corporation ("Wadkin") and Mustang Manufacturing owned all of the issued and outstanding shares of capital stock of Mustang of Georgia, Inc., an inactive Georgia corporation ("Mustang of Georgia"). B.H. Exports, Cameron, RMC, Spooner, Wadkin and Mustang of Georgia are together sometimes referred to herein as the "Non-Mustang Subsidiaries." Prior to the date of this Agreement, BAI transferred all of its right, title and interest in the Non-Mustang Subsidiaries to Sineco America Inc., a Delaware corporation which is a subsidiary of Seller.

     C. The facilities of the Business consist of the Real Property located in Owatonna, Minnesota described in Schedule 3.12.(c) (the "Facilities").

     D. Buyer desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Buyer, upon the terms and conditions herein set forth.

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.   PURCHASE AND SALE OF SHARES

     Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Seller shall sell to Buyer and Buyer shall purchase from Seller all of the Shares.

2.   PURCHASE PRICE - PAYMENT

     2.1. Purchase Price. The purchase price payable for the Shares shall be Twenty-Six Million Seven Hundred Thousand ($26,700,000) Dollars or such lesser amount as is determined pursuant to Sections 2.2.(b) below. The Purchase Price for the Noncompetition Agreement of Seller set forth in Section
5.4 is One Million ($1,000,000) Dollars. The Purchase Price for the Shares and the Noncompetition Agreement are collectively referred to as the "Purchase Price" (which in the aggregate is Twenty-Seven Million Seven Hundred Thousand ($27,700,000) Dollars). Buyer acknowledges that Seller will allocate the purchase price for the covenant not to compete between the United States and other jurisdictions.*
_____________________
* The amount allocated to the covenant not to compete is not releveant to the question of Buyer's damages if the covenant should be breached.

     2.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

          2.2.(a) Cash at Closing. At the Closing, Buyer shall pay the Purchase Price by wire transfer of immediately available funds to Seller per the wire transfer instructions set forth on Schedule 2.2 attached hereto.

          2.2.(b) Post-Closing Adjustment of Purchase Price. On or before the fifth business day following the final determination of the Final Closing Balance Sheets (as hereinafter defined) (such date being hereinafter referred to as the "Settlement Date"), a calculation shall be made, if applicable, to determine the amount, if any, by which the Consolidated Net Worth of BAI and Mustang Subsidiaries, as determined as of the Closing Date is less than Ten Million One Hundred Thousand ($10,100,000) Dollars. The determination shall be based on the Final Closing Balance Sheets. The amount so determined is herein referred to as the "Post Closing Purchase Price Adjustment."

          2.2.(c) Final Purchase Price Adjustment. On or before the tenth business day following final determination of the Final Closing Balance Sheets, Seller shall pay to Buyer the amount of the Post-Closing Purchase Price Adjustment, together with interest calculated at the rate of eight percent (8%) per annum on the amount being paid from January 31, 1998.
     If and to the extent that the Seller does not pay to Buyer the full amount (if any) payable under the preceding sentence within such ten business day period, the amount of such deficiency shall be promptly remitted to Buyer by National Westminster Bank plc as Guarantor pursuant to the Guaranty Agreement attached as Schedule 6.8 hereto (the "Bank Guaranty").

     2.3.        Determination of Consolidated Net Worth.

          2.3.(a) Definition of Consolidated Net Worth.  The term
     "Consolidated Net Worth" shall mean the consolidated net worth of BAI and Mustang Subsidiaries or Mustang Manufacturing Company and subsidiaries, as the case may be, as reflected in the Final Closing Balance Sheets.

          2.3.(b) Final Closing Balance Sheets. The Final Closing Balance Sheets of BAI and Mustang Subsidiaries and Mustang Manufacturing Company, Inc. and subsidiaries prepared as of the Closing Date and certified by Seller's independent accountants ("Seller's Accountants") shall be prepared on a consolidated basis as follows:

                  (i) Within 60 days after the Closing Date, Seller shall deliver to Buyer a balance sheet of BAI and Mustang Subsidiaries and a balance sheet of Mustang Manufacturing Company, Inc. and subsidiaries as of the Closing Date prepared in accordance with generally accepted accounting principles from the books and records of BAI and Mustang Subsidiaries and Mustang Manufacturing Company, Inc. and subsidiaries, on a basis consistent with the generally accepted accounting principles theretofore followed by BAI and Mustang Subsidiaries or Mustang Manufacturing Company, Inc. and subsidiaries, as the case may be, and in accordance with this
          Section 2.3, and fairly presenting the financial position of BAI and Mustang Subsidiaries and Mustang Manufacturing Company, Inc. and subsidiaries, as the case may be, as of the Closing Date. The balance sheets shall be accompanied by detailed schedules of the assets and liabilities of BAI and Mustang Subsidiaries and Mustang Manufacturing Company, Inc. and subsidiaries, as the case may be, at the Closing Date and by a report of Seller's Accountants for each such balance sheet (1) setting forth the amount of Consolidated Net Worth (as defined) reflected in the balance sheet, (2) stating that
          (a) the examination of the balance sheet has been made in accordance with generally accepted auditing standards and (b) the balance sheet has been prepared in accordance with generally accepted accounting principles, on a basis consistent with the accounting principles theretofore followed by BAI and Mustang Subsidiaries, or Mustang Manufacturing Company, Inc. and subsidiaries, as the case may be, except as otherwise provided in this Section 2.3, and (3) setting forth the amount of any adjustment to the Purchase Price to be paid pursuant to Section 2.2.(c) hereof.

                  (ii) Within 30 days following the delivery of the balance sheets, Buyer or a firm of independent accountants engaged by Buyer ("Buyer's Accountants") may object to any of the information contained in the balance sheets for BAI and Mustang Subsidiaries or accompanying schedules. Any such objection shall be made in writing and shall state Buyer's determination of the amount of the Consolidated Net Worth in issue.

                  (iii) In the event of a dispute or disagreement relating to the said balance sheet or schedules, which Buyer and Seller are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing (the "Third Accounting Firm") to be mutually selected by Seller and Buyer or, if no agreement is reached, the Third Accounting Firm shall be Deloitte Touche. The Third Accounting Firm shall, as appropriate, make a resolution of any disputes related to the Final Closing Balance Sheet of BAI and Mustang Subsidiaries and the calculation of Consolidated Net Worth, which shall be final and binding for purposes of this Article 2. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared equally by Buyer and Seller.

                  (iv) Buyer agrees to permit Seller, Seller's Accountants, and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of BAI and Mustang Subsidiaries and Mustang Manufacturing Company, Inc. and subsidiaries for this purpose. Seller shall permit Buyer and Buyer's Accountants to have access to, to examine and to make copies of the schedules and work papers and audit programs of Seller and Seller's Accountants and access to representatives of Seller's Accountants, which documents and access are necessary to review the balance sheets delivered by Seller in accordance with Section 2.3.(b)(i). In addition, Buyer's Accountants shall have the opportunity to observe the taking of the inventory in connection with the preparation of such balance sheet.

                  (v) Notwithstanding any provision contained herein requiring that the Final Closing Balance Sheet be prepared in a manner consistent with past practices of BAI or in accordance with generally accepted accounting principles, the Final Closing Balance Sheet shall be prepared using the criteria set forth on Schedule 2.3.(b)(v).

3.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer except as provided in Section 4.6, and shall survive the Closing of the transactions provided for herein. For purposes hereof, the term "Former Subsidiary" means any entity (other than a Mustang Subsidiary) in which BAI (formerly known as Blackwood Hodge, Inc.) has directly or indirectly held an equity or ownership interest at any time prior to the Closing Date. The term "Former Subsidiary" shall include the Non-Mustang Subsidiaries, Linder Industrial Machinery Company, Mitchell Distributing Company, Rent-Equip, Inc., B.H. (Southeast) Inc., Carolina Investment Company, Midway Equipment Company, Mitchell Equipment Company and Preferred Development Corporation as well as any entity which was merged with or liquidated into a Former Subsidiary. Whenever in this Agreement Seller's representations and warranties are qualified by reference to "Seller's knowledge" or the "best of Seller's knowledge", no distinction is intended between the terms "knowledge" and best of knowledge", and the term "knowledge" shall be read to include the knowledge of both BAI and the Mustang Subsidiaries, which for this purpose shall mean officers, directors and the twenty-nine employees identified on the list of employees attached to Schedule 3.17 (which includes certain officers and directors).

     3.1. Corporate.

          3.1.(a)(i)               BAI Organization.  BAI is a corporation
     duly organized, validly existing and in good standing under the laws of the State of Delaware.

          3.1.(a)(ii)              Mustang America Organization.  Mustang
     America, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          3.1.(a)(iii)             Mustang Manufacturing Company Inc.
     Organization. Mustang Manufacturing Company, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

          3.1.(a)(iv)              Mustang International, Inc. Organization.
     Mustang International, Inc. is a corporation duly organized, validly existing and in good standing under the laws of Barbados.

          3.1.(a)(v)               Mustang Finance, Inc. Organization.
     Mustang Finance, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

          3.1.(b)(i)               Corporate Power of BAI.  BAI has all
     requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

          3.1.(b)(ii)              Corporate Power of Mustang America.
     Mustang America, Inc. has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

          3.1.(b)(iii)             Corporate Power of Mustang Manufacturing
     Company, Inc. Mustang Manufacturing Company, Inc. has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

          3.1.(b)(iv)              Corporate Power of Mustang International
     Inc. Mustang International, Inc. has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

          3.1.(b)(vi)              Corporate Power of Mustang Finance, Inc.
     Mustang Finance, Inc. has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

          3.1.(c)(i)               Qualification of BAI.  BAI is duly licensed
     or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary and the failure to be so licensed or qualified would have a material adverse consequence. The states in which BAI is licensed or qualified to do business are listed in Schedule 3.1.(c).

          3.1.(c)(ii)              Qualification of Mustang America, Inc.
     Mustang America, Inc. is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary and the failure to be so licensed or qualified would have a material adverse consequence. The states in which Mustang America, Inc. is licensed or qualified to do business are listed in Schedule 3.1.(c).

          3.1.(c)(iii)             Qualification of Mustang Manufacturing
     Company, Inc. Mustang Manufacturing Company, Inc. is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary and the failure to be so licensed or qualified would have a material adverse consequence. The states in which Mustang Manufacturing Company, Inc. is licensed or qualified to do business are listed in Schedule 3.1.(c).

          3.1.(c)(iv)              Qualification of Mustang International,
     Inc. Mustang International, Inc. is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary and the failure to be so licensed or qualified would have a material adverse consequence. The states in which Mustang International, Inc. is licensed or qualified to do business are listed in Schedule 3.1.(c).

          3.1.(c)(v)               Qualification of Mustang Finance, Inc.
     Mustang Finance, Inc. is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary and the failure to be so licensed or qualified would have a material adverse consequence. The states in which Mustang Finance, Inc. is licensed or qualified to do business are listed in Schedule 3.1.(c).

          3.1.(c)(vi)              Maximum Aggregate Cost Associated with
     Failure to Qualify. BAI and Mustang Subsidiaries will not incur any taxes, fines, penalties, costs, liabilities, obligations or expenses (including costs associated with corrective measures such as filing past due returns and reports, but not for the usual and customary costs of a first time filing exclusive of any costs because the filing was not timely made) which in the aggregate exceed Twenty Thousand ($20,000) Dollars as the result of the failure of BAI or any Subsidiary to be qualified to transact business prior to the date hereof in any jurisdiction in which such entities transacted business prior to the date hereof. For purposes of this representation, it is assumed that Buyer will cause BAI and Mustang Subsidiaries to mitigate, to the extent reasonably possible, the costs associated with a failure to qualify in the event Buyer receives any inquiry or directive related to qualification or in the event Buyer determines that BAI or any Mustang Subsidiary should be qualified to transact business in a jurisdiction in which it has not previously been qualified.

          3.1.(d) Subsidiaries. Except for the Mustang Subsidiaries and as listed in Schedule 3.1.(d), BAI does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any entity or business. Except for the two pledges of the outstanding capital stock of their subsidiaries given by BAI and Mustang America, pursuant to the terms of a group facilities agreement dated September 21, 1993 made between Brunel Holdings plc, Brunel Holdings plc and certain other companies, Barclays Bank PLC, National Westminster Bank PLC and Societe Generale as lenders, National Westminster Bank PLC as security trustee, and National Westminster Bank PLC as coordinator, as amended and restated by a supplemental agreement dated November 29, 1994, as amended by supplemental agreements dated November 24, 1995, July 2, 1996 and as amended and restated by a supplemental agreement dated April 22, 1997 (the "Group Facilities Agreement"), which pledge of shares will be released as of the Closing Date pursuant to the form of release attached hereto as Schedule 6.10, all of the outstanding shares of capital stock of each Mustang Subsidiary owned directly or indirectly by BAI are free and clear of any security interest, restriction, option, voting trust or agreement, proxy, encumbrance, claim or charge of any kind whatsoever, and are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for the capital stock or other securities of any Mustang Subsidiary, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of any Mustang Subsidiary or securities which are convertible into or exchangeable for capital stock or other securities of any Mustang Subsidiary, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any Mustang Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights. The copies of the Articles or Certificate of Incorporation, as the case may be, and By-Laws of each Mustang Subsidiary, including any amendments thereto, which have been heretofore delivered by Seller to Buyer, are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of each Mustang Subsidiary have been furnished to Buyer for inspection and accurately reflect all material corporate action taken by each such Mustang Subsidiary and are to the best of Seller's knowledge true, correct and complete.

          3.1.(e) Corporate Documents, etc. The copies of the Certificate of Incorporation and By-Laws of BAI, including any amendments thereto, which have been delivered by Seller to Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of BAI which have been furnished to Buyer for inspection accurately reflect all material corporate action taken by BAI and are to the best of Seller's knowledge true, correct and complete.
     The directors and officers of BAI are listed in Schedule 3.1.(e).

          3.1.(f) Capitalization of BAI. The authorized capital stock of BAI consists entirely of 3,000 shares of common stock, par value $1.00 per share. No shares of such capital stock of BAI are issued or outstanding except for 1,529 shares of common stock which are owned of record and beneficially by Seller. All such shares of capital stock of BAI are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of BAI's capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of BAI or securities which are convertible into or exchangeable for capital stock or other securities of BAI, or (c) except for this Agreement and the Group Facilities Agreement, contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of BAI or any such convertible or exchangeable securities or any such options, warrants or other rights.

                 (i) The authorized capital stock of Mustang America Inc. consists entirely of 3,000 shares of common stock, no par value. No shares of such capital stock are issued or outstanding except for 3 shares of common stock of Mustang America Inc. which are owned of record and beneficially by BAI. All such shares of capital stock of Mustang America Inc. are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of Mustang America, Inc.'s capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Mustang America, Inc. or securities which are convertible into or exchangeable for capital stock or other securities of Mustang America, Inc., or (c) except for the Group Facilities Agreement, contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Mustang America Inc., any such convertible or exchangeable securities or any such options, warrants or other rights.

                 (ii) The authorized capital stock of Mustang Manufacturing Company, Inc. consists entirely of 10,000,000 shares of common stock, par value $0.01 per share. No shares of such capital stock are issued or outstanding except for 3,300,000 shares of common stock of Mustang Manufacturing, Inc. all of which are owned of record and beneficially by Mustang America. All such shares of capital stock of Mustang Manufacturing Company, Inc. are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of Mustang Manufacturing Company, Inc.'s capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Mustang Manufacturing Company, Inc. or securities which are convertible into or exchangeable for capital stock or other securities of Mustang Manufacturing Company, Inc., or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Mustang Manufacturing Company, Inc., any such convertible or exchangeable securities or any such options, warrants or other rights.

                 (iii) The authorized capital stock of Mustang Finance, Inc. consists entirely of 100,000 shares of common stock, par value $$0.01 per share. No shares of such capital stock are issued or outstanding except for 1,000 shares of common stock of Mustang Finance, Inc. all of which are owned of record and beneficially by Mustang Manufacturing Company, Inc. All such shares of capital stock of Mustang Finance, Inc. are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of Mustang Finance, Inc.'s capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Mustang Finance, Inc. or securities which are convertible into or exchangeable for capital stock or other securities of Mustang Finance, Inc., or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Mustang Finance, Inc., any such convertible or exchangeable securities or any such options, warrants or other rights.

                 (iv) The authorized capital stock of Mustang International, Inc. consists entirely of an unlimited number of shares of one class designated as common shares, par value $1.00 per share. No shares of such capital stock are issued or outstanding except for one common share of Mustang International, Inc. which is owned of record and beneficially by Mustang Manufacturing Company, Inc.. All such shares of capital stock of Mustang International, Inc. are validly issued, fully paid and nonassessable. There are no
          (a) securities convertible into or exchangeable for any of Mustang International, Inc.'s capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Mustang International, Inc. or securities which are convertible into or exchangeable for capital stock or other securities of Mustang International, Inc., or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Mustang International, Inc., any such convertible or exchangeable securities or any such options, warrants or other rights.

          3.1.(g) Former Subsidiaries. Seller has delivered to Buyer a corporate history and disclosure statement for each Former Subsidiary ("Former Subsidiary Disclosure Schedule") which has been executed by Seller and refers to this Section 3.1.(g). The Former Subsidiary Disclosure is true, accurate and complete in all material respects.

          3.1.(h)     Group Facilities Agreement.  Schedule 3.1.(h) contains a
     true and correct summary of the provisions of the Group Facilities Agreement which are relevant to this Agreement and includes as an attachment the consent and undertaking of the lenders under the Group Facilities Agreement.

     3.2. Seller.

          3.2.(a) Power. Subject to approval of its shareholders' meeting, Seller has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereby.

          3.2.(b) Authorization. The execution and delivery of this Agreement and the Ancillary Instruments, and full performance thereunder, have been duly authorized by the board of directors of Seller, and no other or further corporate act on the part of Seller is necessary therefor, except approval by its shareholders' meeting.

          3.2.(c) Validity. This Agreement has been duly and validly executed and delivered by Seller and (subject to approval by its shareholders' meeting) is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          3.2.(d) Title. At Closing Seller will have, and Buyer will receive, good and marketable title to the Shares to be sold by Seller hereunder as well as all of the outstanding common stock of the Mustang Subsidiaries, and the capital stock of each Mustang Subsidiary will be held by its current parent, in each case free and clear of all Liens (as defined in Section 3.12) including, without limitation, any pledge or security interest pursuant to the Group Facilities Agreement, voting trusts or agreements, proxies, marital or community property interests.

     3.3. No Violation. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Seller of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or
(c) subject to obtaining the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of BAI or any Mustang Subsidiary (or the Shares) under, any term or provision of the Articles or Certificate of Incorporation, as the case may be, or By-Laws of BAI or any Mustang Subsidiary or Former Subsidiary or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller, BAI, or any Mustang Subsidiary or Former Subsidiary is a party or by which Seller, BAI, or any Mustang Subsidiary or Former Subsidiary or any of its or their assets or properties may be bound or affected.

     3.4. Financial Statements. Seller has previously delivered to Buyer true and complete copies of the consolidated financial statements of Mustang Manufacturing Company, Inc. and subsidiaries consisting of (i) balance sheets of Mustang Manufacturing Company, Inc. and subsidiaries as of June 30, 1996, 1995, 1994 and 1993, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Price Waterhouse LLP, independent auditors for Mustang Manufacturing Company, Inc. for such years, and (ii) an audited balance sheet of Mustang Manufacturing Company, Inc. and its subsidiaries as of June 30, 1997 (the "Recent Balance Sheet"), and the related audited statements of income and cash flows for the fiscal year. All of such financial statements (including all notes and schedules contained therein or annexed thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, have been prepared in accordance with the books and records of Mustang Manufacturing Company, Inc. and its subsidiaries and present fairly, in all material respects, in accordance with generally accepted accounting principles, the financial position, the results of operations and cash flows of Mustang Manufacturing Company, Inc. and subsidiaries as of the dates and for the years and periods indicated. Seller has also provided Buyer with unaudited consolidated financial statements for BAI and Subsidiaries consisting of a consolidated balance sheet for BAI and Subsidiaries as of June 30, 1997 and the related statements of income for the year then ended, which financial statements have been reviewed by Price Waterhouse LLP. Such consolidated financial statements for BAI and Subsidiaries and present fairly in all material respects the financial position of BAI and Subsidiaries as of June 30, 1997 and the results of operations for the year then ended in accordance with generally accepted accounting principles consistently applied. To the knowledge of the directors and officers of Seller and Mustang Manufacturing Company, Inc., the management prepared estimated unaudited consolidated balance sheet of BAI and Mustang Subsidiaries as of the Closing Date fairly presents the estimated financial position of BAI and Mustang Subsidiaries as of the Closing Date.

     3.5. Tax Matters.

          3.5.(a)     Provision for Taxes.  The provision made for taxes on the
     Recent Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) whether or not disputed and regardless of when assessed, for all years and periods ending on or prior to the date of the Recent Balance Sheet with respect to BAI and Subsidiaries and Former Subsidiaries (for periods prior to and including the date of such Former Subsidiaries' disposition by BAI). Since the date of the Recent Balance Sheet, BAI and Subsidiaries have not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices. At Closing the Net Operating Loss carryforward for U.S. federal income tax purposes ("N.O.L.") of BAI and Mustang Subsidiaries is estimated, but not warranted, to be $2,400,000. (This estimate is after taking into account the allocation hereinbelow referred to being made to Wadkin, Spooner and Cameron.) Seller does represent that in no event will the N.O.L. of BAI and the Mustang Subsidiaries be less than $1,500,000 at Closing after taking into account any subsequent adjustments or assessments attributable to periods ending on or prior to the Closing Date. Seller further represents that it has not, and will not, take any action that will reduce the N.O.L. of BAI and Mustang Subsidiaries at the Closing which is estimated to be $2,400,000 (but not warranted) below that estimated number. Seller separately represents and warrants that there will not be any reduction in the N.O.L. at June 30, 1997 as a result of subsequent adjustments or assessments attributable to Former Subsidiaries for periods ending on or prior to the Closing Date, or transactions involving Former Subsidiaries between the Recent Balance Sheet and the Closing, except for an allocation of the N.O.L. in the amount of $467,781 to Wadkin and in the amount of $156,965 to Spooner and Cameron in connection with their departure from the consolidated return group. In the event there should be adjustments or assessments attributable to Former Subsidiaries which serve to reduce the N.O.L. at June 30, 1997, the amount which Seller shall be obligated to pay to Buyer (in addition to interest and penalties) shall be calculated by multiplying the amount of the reduction in the N.O.L. by 35% unless Buyer's effective federal tax rate (at the time the N.O.L. is used) should increase in which case the higher rate shall apply. Seller agrees that it will consent to any permissible election or treatment, if requested by Buyer within 6 months of Closing, which allows BAI to retain the N.O.L. being allocated to Wadkin, Spooner and Cameron. Schedule 3.5 sets forth the manner in which the net operating loss carryforward will be calculated as of the Effective Time for purposes of this representation.

          3.5.(b)     Tax Returns Filed.  Except as set forth on Schedule
     3.5.(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of BAI and Subsidiaries and Former Subsidiaries (for periods prior to and including the date of such Former Subsidiaries' disposition by BAI) have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all federal and state tax returns or reports filed by BAI and each Subsidiary for each of its three most recent fiscal years to June 30, 1996 have been delivered to Buyer. BAI and Subsidiaries and Former Subsidiaries (for periods through the date of such Former Subsidiaries' disposition by BAI) have duly withheld and paid all taxes which they were required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of BAI and Subsidiaries and Former Subsidiaries.

          3.5.(c)     Tax Audits.  The federal and state income tax returns of
     BAI and each Subsidiary and each Former Subsidiary have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 3.5.(c), and BAI and Subsidiaries and Former Subsidiaries (for periods prior to and including the date of such Former Subsidiaries' disposition by BAI) have not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by BAI or any Subsidiary or Former Subsidiary. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report of BAI or any Subsidiary or Former Subsidiary. Buyer will incur no cost or expense, including taxes, penalties and interest and accountants' or attorneys' fees, in connection with any audit of (or assessment relating to) the tax returns of BAI and Subsidiaries, the Non-Mustang Subsidiaries, the Mustang Subsidiaries and the Former Subsidiaries for any tax period which ends on or prior to the Closing Date.

          3.5.(d)     Consolidated Group.  Schedule 3.5.(d) lists every year
     BAI or any Subsidiary or Former Subsidiary was a member of an affiliated group of corporations that filed a consolidated a tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group. Except as shown in such Schedule, no affiliated group of corporations of which BAI or a Subsidiary or Former Subsidiary has been a member has discontinued filing consolidated returns during the past five years.

          3.5.(e)     Other.  Except as set forth in Schedule 3.5.(e), BAI and
     Subsidiaries and Former Subsidiaries have not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. Neither BAI nor any Subsidiary is a "United States real property holding company" within the meaning of Section 897 of the Code.

          3.5.(f)     Cooperation and Response After Closing Date.  Buyer will
     cause Mustang Manufacturing Company, Inc. and its employees to cooperate with Seller in connection with all tax compliance matters for which Seller has responsibility after the Closing Date (including any exposure for indemnification under this Agreement); and shall cause BAI and the Mustang Subsidiaries to promptly respond to notices or inquiries by the Internal Revenue service and other taxing authorities after consultation with Seller regarding such matters.

     3.6. Accounts Receivable. All accounts receivable reflected on the Recent Balance Sheet represent arm's length sales actually made in the ordinary course of business. Schedule 3.6 contains an aged schedule of accounts receivable included in the Recent Balance Sheet. The reserve for doubtful accounts contained in the Recent Balance Sheet is adequate taking into account information known through the date hereof.

     3.7. Inventory. Except as set forth in Schedule 3.7, all inventory of the Mustang Subsidiaries is located at the Facilities of the Mustang Subsidiaries.

     3.8. Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.8, since June 30, 1997 there has not been:

          3.8.(a)     No Material Adverse Change.  Any material adverse change
     in the business or financial condition of BAI or any Mustang Subsidiary;

          3.8.(b)     No Damage.  Any material loss, damage or destruction,
     whether covered by insurance or not, affecting BAI's or any Mustang Subsidiary's business or properties;

          3.8.(c)     No Increase in Compensation.  Any increase in the
     compensation, salaries or wages payable or to become payable to any employee or agent of BAI or any Mustang Subsidiary (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, except for normal wage and salary increases consistent with past practice;

          3.8.(d)     No Labor Disputes.  Any labor dispute or disturbance,
     other than routine individual grievances which are not material to the business, financial condition or results of operations of BAI or any Mustang Subsidiary.

          3.8.(e)     No Commitments.  Any commitment or transaction by BAI or
     any Mustang Subsidiary (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice and the transactions contemplated by this Agreement;

          3.8.(f)     No Dividends.  Except as set forth in Schedule 3.8 (f),
     any declaration, setting aside, or payment of any dividend or any other distribution in respect of BAI's or any Mustang Subsidiary's or Former Subsidiary's capital stock; any redemption, purchase or other acquisition by BAI or any Mustang Subsidiary of any capital stock of BAI or any Mustang Subsidiary, or any security relating thereto; or any other payment to Seller or any Mustang Subsidiary or any Former Subsidiary (but management fees at the rate of $20,000 per month in the aggregate have and will continue through September to be paid to Seller by BAI and the Mustang Subsidiaries consistent with past practice);

          3.8.(g)     No Disposition of Property.  Any sale, lease or other
     transfer or disposition of any properties or assets of BAI or any Mustang Subsidiary, except in the ordinary course of business or in connection with the transactions contemplated by this Agreement;

          3.8.(h)     No Indebtedness.  Any indebtedness for borrowed money
     incurred, assumed or guaranteed by BAI or any Mustang Subsidiary except for additional advances in the ordinary course and consistent with past practices pursuant to loan agreements existing on June 30, 1997;

          3.8.(i)     No Liens.  Any mortgage, pledge, lien or encumbrance made
     on any of the properties or assets of BAI or any Mustang Subsidiary, except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws, or (iv) liens created in the ordinary course of business;

          3.8.(j)     No Amendment of Contracts.  Any entering into, amendment
     or termination by BAI or any Mustang Subsidiary of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

          3.8.(k) Loans and Advances. Except for the extension of credit to customers in the ordinary course of business consistent with past practice, any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) by BAI or any Mustang Subsidiary to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include Seller, directors and officers of BAI, any Mustang Subsidiary or Former Subsidiary; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market);

          3.8.(l)     Credit.  Any grant of credit to any customer or
     distributor of BAI or any Mustang Subsidiary on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of BAI's or any Mustang Subsidiary's policies or practices with respect to the granting of credit; or

          3.8.(m)     No Unusual Events.  Any other material event or condition
     not in the ordinary course of business of BAI or any Mustang Subsidiary.

     3.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 3.9, BAI and Mustang Subsidiaries do not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), including such which are attributable to Former Subsidiaries, other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of BAI and Subsidiaries. Except as and to the extent described in the Recent Balance Sheet or in Schedule 3.9, neither BAI nor any Mustang Subsidiary nor Seller have knowledge of (i) any factual basis for the assertion against BAI or any Mustang Subsidiary or any Former Subsidiary of any liability or (ii) circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, including such which relate to Former Subsidiaries, except commercial liabilities and obligations incurred in the ordinary course of BAI's and Mustang Subsidiaries' business and consistent with past practice.

     3.10. No Litigation. Except as set forth in Schedule 3.10, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), pending or, to the knowledge of Seller, threatened against BAI or any Mustang Subsidiary, their directors (in such capacity), their business or any of their assets; nor does Seller know, or have grounds to know, of any basis for any Litigation. Schedule 3.10 also identifies all Litigation to which BAI or any of its Mustang Subsidiaries or any of its directors (in such capacity) have been parties since 1992. Except as set forth in Schedule 3.10, neither BAI nor any Mustang Subsidiary nor their business or assets are subject to any order of any Government Entity. Schedule 3.10 contains an accurate description of all product liability claims and similar litigation relating to products manufactured or sold, or services rendered, which are presently pending or which to Seller's knowledge are threatened, or which have been asserted or commenced against BAI or any Mustang Subsidiary (or their predecessors in interest) within the last ten (10) years, in which a party thereto either requests injunctive relief or alleges damages in excess of $10,000 (whether or not covered by insurance).

     3.11.    Compliance With Laws and Orders.

          3.11.(a)    Compliance.  Except as set forth in Schedule 3.11.(a), to
     the knowledge of Seller, BAI and Mustang Subsidiaries are in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 3.11.(a), BAI and Mustang Subsidiaries have not received notice of any violation or alleged violation of, and to Seller's knowledge are subject to no liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by BAI or any Mustang Subsidiary with any Government Entity have been filed, and were accurate and complete in all material respects when filed. Without limiting the generality of the foregoing:

                 (i) BAI and Mustang Subsidiaries have made all required payments to their unemployment compensation reserve accounts with the appropriate governmental departments of the states where they are required to maintain such accounts, and each of such accounts has a positive balance.

                 (ii) BAI and Mustang Subsidiaries have delivered to Buyer copies of all reports of BAI and Mustang Subsidiaries for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

          3.11.(b) Licenses and Permits. BAI and Mustang Subsidiaries have all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of their business (as presently conducted). All such licenses, permits, approvals, authorizations and consents are described in Schedule 3.11.(b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.11.(b), BAI and Mustang Subsidiaries are and have been in compliance with all such material permits and licenses, approvals, authorizations and consents. The foregoing notwithstanding, the failure to have a particular license, permit, approval, authorization or consent or the failure to comply with the same shall not be deemed to be a breach of the representation in this Section 3.11.(b) if the failure has no material adverse consequence.

          3.11.(c)    Environmental Matters.  The applicable Laws relating to
     pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 3.11, BAI and Mustang Subsidiaries are to the best of Seller's knowledge in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.11.(c), to the best of Seller's knowledge there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against BAI or any Mustang Subsidiary relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.11.(c), to the best of Seller's knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or omissions related to the operation of BAI and Mustang Subsidiaries or the condition of the Real Property which may (as to the BAI and Mustang Subsidiaries) interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability for BAI or Mustang Subsidiaries, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

          3.11.(d)    Environmental Liability With Respect to Property Other
     Than the Real Property. Notwithstanding Section 3.11.(c) or any other provision of this Section 3, BAI and the Mustang Subsidiaries will incur no liability, loss, cost, expense (including attorneys' fees) or other obligations under any Environmental Laws for investigation, cleanup or remediation of any property other than the Real Property as a result of past or present events, conditions, circumstances, activities, practices, incidents, actions or omissions prior to the Closing Date.

     3.12.       Title to and Condition of Properties.

          3.12.(a)    Marketable Title.  BAI and Mustang Subsidiaries have good
     and marketable title to all of their assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for assets and property disposed of in the ordinary course of business since June 30, 1997, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, charges or encumbrances of any nature whatsoever (collectively, "Liens"), except: (i) those Liens described in Schedule 3.12, (ii) in the case of Real Property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the Real Property as currently utilized, and liens imposed by law and incurred in the ordinary course of business for obligations not yet due or delinquent, and (iii) with respect to other property, Liens described in Schedule 3.12 arising in connection with existing bank lines of credit and the Group Facilities Agreement.

          3.12.(b)    Condition.  Except as disclosed in Schedule 3.12.(b), (i)
     the equipment and other tangible assets (excepting buildings) used by Mustang Subsidiaries in the conduct of their business are, in all material respects, adequate and suitable for the purposes for which they are currently being used, and (ii) the Real Estate is in good operating condition and repair, ordinary wear and tear excepted (and taking into account their age), and has no material structural defects or material defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

          3.12.(c)    Real Property.  Schedule 3.12.(c) sets forth all real
     property owned, used or occupied by BAI and Mustang Subsidiaries (the "Real Property"), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which BAI and Subsidiaries have notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. To the extent required under state or local law, there are in effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. No public improvements have been commenced and to Seller's knowledge none are planned which in either case may result in special assessments against any Real Property owned by Mustang Subsidiaries. Seller has no notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property,
     (ii) order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) underground storage tanks on any Real Property or (iv) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which liens could be filed against any of the Real Property.

          3.12.(d)    No Condemnation or Expropriation.  Neither the whole nor
     any portion of the property or any other assets of BAI or Mustang Subsidiaries is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best of Seller's knowledge has any such condemnation, expropriation or taking been proposed.

     3.13. Insurance. Set forth in Schedule 3.13 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of BAI and Mustang Subsidiaries, true and correct copies of which have heretofore been delivered to Buyer. Schedule 3.13 includes the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $10,000. Except as set forth in Schedule 3.13, no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 3.13 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and Seller has no knowledge of any act or omission of BAI or any Mustang Subsidiary which could result in cancellation of any such policy prior to its scheduled expiration date. BAI and Mustang Subsidiaries have not been refused any insurance with respect to any aspect of the operations of the business nor has their coverage been limited by any insurance carrier to which they have applied for insurance or with which they have carried insurance during the last three years. Except as set forth on Schedule 3.13, since 1987 all products liability and general liability policies maintained by or for the benefit of BAI or the Mustang Subsidiaries have been "occurrence" policies and not "claims made" policies. There is no claim by BAI or the Mustang Subsidiaries, pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies. BAI and the Mustang Subsidiaries have not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. All of such insurance policies are in full force and effect. Neither Seller, nor BAI nor Mustang Subsidiaries are in default with respect to their obligations under any such insurance policies.

     3.14.       Contracts and Commitments.

          3.14.(a)    Real Property Leases.  Except as set forth in Schedule
     3.12.(c), BAI and Mustang Subsidiaries have no leases of real property.

          3.14.(b)    Personal Property Leases.  Except as set forth in
     Schedule 3.14.(b), BAI and Mustang Subsidiaries have no leases of personal property other than automobile leases involving consideration or other expenditure in excess of $10,000 or involving performance over a period of more than 24 months. Schedule 3.14.(b) includes a list of vehicle leases.

          3.14.(c)    Purchase Commitments.   Except as set forth in Schedule
     3.14.(c), BAI and Mustang Subsidiaries have no purchase commitments for inventory items or supplies that individually exceed $50,000.

          3.14.(d)    Sales Commitments.  BAI and Mustang Subsidiaries have no
     sales accepted open orders to customers or distributors which aggregate in excess of $500,000 to any one customer or distributor (or group of affiliated customers or distributors). BAI and Mustang Subsidiaries have no sales contracts or commitments except those made in the ordinary course of business, at arm's length.

          3.14.(e) Contracts With Affiliates and Certain Others. Except as set forth on Schedule 3.14(e), BAI and Mustang Subsidiaries have no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by BAI or Mustang Subsidiaries on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

          3.14.(f) Powers of Attorney. Except as set forth in Schedule 3.14.(f), BAI and Mustang Subsidiaries have not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever, except to customs brokers in the ordinary course of business.

          3.14.(g)    Collective Bargaining Agreements.  Except as set forth in
     Schedule 3.14.(g), BAI and Mustang Subsidiaries are not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

          3.14.(h)    Loan Agreements.  Except as set forth in Schedule
     3.14.(h), BAI and Mustang Subsidiaries are not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

          3.14.(i)    Guarantees.  Except as disclosed on Schedule 3.14.(i),
     BAI and Mustang Subsidiaries have not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

          3.14.(j)    Contracts Subject to Renegotiation.  BAI and Mustang
     Subsidiaries are not a party to any contract with any governmental body which is subject to renegotiation.

          3.14.(k)    Burdensome or Restrictive Agreements.  BAI and Mustang
     Subsidiaries are not a party to nor are they bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of BAI or any Subsidiary. Without limiting the generality of the foregoing, BAI and Mustang Subsidiaries are not a party to nor are they bound by any agreement requiring BAI or Mustang Subsidiaries to assign any interest in any trade secret or proprietary information, or prohibiting or restricting BAI or Mustang Subsidiaries from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world, except as disclosed in Schedule 3.14(k).

          3.14.(1)    Other Material Contracts.  BAI and Mustang Subsidiaries
     have no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $50,000, or involving performance over a period of more than 12 months, or which is otherwise individually material to the operations of BAI or Mustang Subsidiaries, except as described in Schedule 3.14.(1) or in any other Schedule. This section shall not be read to require disclosure of a contract or commitment specifically covered by another section below the dollar amount provided for disclosure in such other section.

          3.14.(m)    No Default.  To the best of Seller's knowledge, BAI and
     Mustang Subsidiaries are not in material default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of BAI's or Mustang Subsidiaries' material obligations or results in the creation of any Lien on any of the assets owned, used or occupied by BAI or
     Mustang Subsidiaries.   To the best of Seller's knowledge, no third party
     is in default under any material lease, contract or commitment to which BAI or any Mustang Subsidiary is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

     3.15. Labor Matters. Except as set forth in Schedule 3.15, within the last five years BAI and Mustang Subsidiaries have not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.15, to the best of Seller's knowledge: (a) BAI and Mustang Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against BAI or Mustang Subsidiaries pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against BAI or Mustang Subsidiaries or affecting nor any secondary boycott with respect to products of BAI or Mustang Subsidiaries; (d) no question concerning representation has been raised or is threatened respecting the employees of BAI or Mustang Subsidiaries; (e) no grievance which might have a material adverse effect on BAI or Mustang Subsidiaries, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against BAI or any Mustang Subsidiary concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

     3.16 Employee Benefit Plans.

          3.16.(a)    Disclosure.  Schedule 3.16.(a) sets forth all pension,
     thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons ("Company Employees") employed by BAI or any Mustang Subsidiary. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 3.16.(a), to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the Internal Revenue Code of 1986, as amended (the "Code")), an "employee welfare benefit plan" (as defined in
     Section 3(1) of ERISA), and/or as a plan intended to be qualified under
     Section 401 of the Code. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), nor a plan subject to the provisions of Title IV of ERISA, and BAI, Former Subsidiaries, Mustang Subsidiaries, and any entity listed in Schedule 3.16 (d) have never contributed nor been obligated to contribute to any such plan.

          3.16.(b)    Prohibited Transactions, etc.  There have been no
     "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which BAI or any Mustang Subsidiary or any of their assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other Law or order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which BAI or any Mustang Subsidiary has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

          3.16.(c) Full Funding. The funds available under each Employee Plan/Agreement which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by BAI's and Mustang Subsidiaries' actuaries in connection with the funding of such Employee Plan/Agreement).

          3.16.(d)    Controlled Group; Affiliated Service Group; Leased
     Employees. Except as described in Schedule 3.16.(d), BAI and Mustang Subsidiaries have not and never have been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under
     Section 414(c) of the Code. BAI and Mustang Subsidiaries are not and never have been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for BAI or any Mustang Subsidiary, and no individual" are expected to become leased employees with the passage of time.

          3.16.(e)    Payments and Compliance.  With respect to each Employee
     Plan/Agreement, in all material respects, (i) all payments due from BAI or any Mustang Subsidiary to date have been made and all amounts properly accrued to date as liabilities of BAI or any Mustang Subsidiary which have not been paid have been properly recorded on the books of BAI and Mustang Subsidiaries and are reflected in the Recent Balance Sheet; (ii) BAI and Mustang Subsidiaries have complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all material respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (v) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

          3.16.(f)    Post-Retirement Benefits.  No Employee Plan/Agreement
     provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former employees of BAI or any Mustang Subsidiary beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of BAI or any Mustang Subsidiary (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

          3.16.(g)    No Triggering of Obligations.  Except as set forth on
     Schedule 3.16(g), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of BAI or any Mustang Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or
     Section 4975 of the Code for which an exemption is not available.

          3.16.(h)    Delivery of Documents.  There has been delivered to
     Buyer, with respect to each Employee Plan/Agreement:

                 (i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

                 (ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which BAI or any Mustang Subsidiary is a party, a true and complete copy of such Employee Plan/Agreement;

                 (iii) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

                 (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code.

          With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to clause (i) of this Section 3.16.(h), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

          3.16.(i)    Future Commitments.  BAI and Mustang Subsidiaries have no
     announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

     3.17. Employment Compensation. Schedule 3.17 contains a true and correct list of all employees to whom BAI or any Mustang Subsidiary is paying compensation, including bonuses and incentives, at an annual rate in excess of Forty-Five Thousand ($45,000) Dollars for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range. There are no agreements or understandings with employees of BAI and Subsidiaries which would entitle such employees to bonuses or other forms of additional compensation as a result of the completion of the transactions provided for herein ("success bonus"), except for such that are identified in Schedule 3.17 which Seller hereby agrees to assume and discharge without any cost or expense to BAI or the Mustang Subsidiaries. Seller will assume no liability for payments pursuant to agreements with key employees specifically identified in Schedule 3.17 (other than Don Kalkman) that require a specified prior notice be given before the employment of such persons can be terminated. Seller shall be responsible for all termination pay obligations to Don Kalkman.

     3.18. Trade Rights. Schedule 3.18 lists all Trade Rights of the type described in items (i), (iii), (iv) and (vi) (as defined below) in which BAI or any Mustang Subsidiary now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by BAI or any Mustang Subsidiary, and also indicating which of such Trade Rights are registered. To Seller's knowledge, all Trade Rights shown as registered in Schedule 3.18 have been duly registered and all registrations and applications noted as pending have been duly filed. To the best of Seller's knowledge, all annuity, maintenance, renewal and other fees relating to Trade Rights registrations or applications are current. To the best of Seller's knowledge, BAI and the Mustang Subsidiaries are not infringing and have not infringed any Trade Rights of another in the operation of BAI's and the Mustang Subsidiaries' business, nor is there any litigation, pending or threatened to challenge BAI's or any Mustang Subsidiaries' right, title and interest in any Trade Rights. To the best of Seller's knowledge, no other person is infringing the Trade Rights of BAI or the Mustang Subsidiaries, nor is there any litigation, pending or threatened to preclude others from infringing any Trade Rights to BAI and the Mustang Subsidiaries. BAI and Mustang Subsidiaries do not pay any royalties or other consideration for the right to use any Trade Rights of others. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition; and (vi) all claims for infringement or breach of any of the foregoing.

     3.19.       Major Customers and Suppliers.

          3.19.(a)    Major Customers.  Schedule 3.19.(a) contains a list of
     the ten (10) largest customers, including dealers and distributors, of BAI and Mustang Subsidiaries for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Schedule 3.19.(a) also identifies any dealers or distributors who have given notice that they intend to terminate their dealer or distributor agreement.

          3.19.(b) Major Suppliers. Schedule 3.19.(b) contains a list of the ten (10) largest suppliers to BAI and Mustang Subsidiaries for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year.

          3.19.(c)    Dealers and Distributors.  Schedule 3.19.(c) contains a
     list by product line of all sales representatives, dealers, distributors and franchisees of BAI and Mustang Subsidiaries, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

     3.20. Product Warranty and Product Liability. Schedule 3.20 contains a true, correct and complete copy of BAI's and Mustang Subsidiaries' standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no presently outstanding warranties, commitments or obligations with customers with respect to the return, repair or replacement of Products. Schedule 3.20 sets forth the estimated aggregate annual cost to BAI and Subsidiaries of performing warranty obligations for customers for each of the three (3) preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet. Except as disclosed in
Schedule 3.20, none of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign (collectively "recall campaign") related to safety considerations. To Seller's knowledge, no facts or conditions exist which could reasonably be expected to result in a Product recall campaign related to safety considerations. To Seller's knowledge, no facts or conditions exist which could result in a Product recall campaign for reasons other than safety considerations where the costs associated with any single recall campaign by model or feature will exceed Two Hundred Seventy-Five Thousand ($275,000) Dollars. For this purpose, this representation shall be deemed to be breached if such a recall campaign for non-safety considerations is required and the costs associated with such recall campaign exceed Two Hundred Seventy-Five Thousand ($275,000) Dollars. The Products currently manufactured by Mustang Manufacturing Company, Inc. have been designed and manufactured so as to meet and comply with those governmental standards and specifications currently in effect which are identified in
Schedule 3.11.(b). As used in this Section 3.20, the term "Products" means any and all products currently or at any time during the previous eight (8) years manufactured, distributed or sold by BAI or any Mustang Subsidiary under any brand name or mark. The phrase "facts and conditions" as used in this
Section 3.20 shall mean a history of inquiries, failures or other problems which present a risk of a product recall of such magnitude that Seller could reasonably be expected to have disclosed the same. The parties have a separate agreement which is set forth in Section 5.15 on Model 2040 on the issue of boom cracking.

     3.21. Bank Accounts. Schedule 3.21 sets forth the names and location" of all banks, trust companies, savings and loan associations and other financial institutions at which BAI or any Mustang Subsidiary maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

     3.22.       Affiliates' Relationships to BAI and Mustang Subsidiaries.

          3.22.(a)    Contracts With Affiliates.  All leases, contracts,
     agreements or other arrangements between BAI or any Subsidiary and any Affiliate are described on Schedule 3.22.(a).

          3.22.(b)    No Adverse Interests.  No Affiliate has any direct or
     indirect interest in (i) any entity which does business with BAI or any Mustang Subsidiary or is competitive with their business, or (ii) any property, asset or right which is used by BAI or any Mustang Subsidiary in the conduct of its business.

          3.22.(c)    Obligations.  All obligations of any Affiliate to BAI or
     any Subsidiary, and all obligations of BAI or any Subsidiary to any Affiliate, are listed on Schedule 3.22.(c). All obligations of BAI and Subsidiaries to Seller or its affiliates shall be contributed to capital on or prior to the Closing Date.

     3.23. No Brokers or Finders. Neither BAI nor any Mustang Subsidiary nor any of their directors, officers, employees, Seller or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     3.24. Liabilities and Claims With Respect to Former Subsidiaries. Buyer, BAI and Mustang Subsidiaries will incur no liability, cost, expense or obligation of any nature whatsoever, including attorneys' fees, other than liabilities recorded on the Recent Balance Sheet, with respect to any liability, obligation or claim of any nature whatsoever related to a Former Subsidiary, including such as relate to the operation of the business of a Former Subsidiary, the property of a Former Subsidiary, the operations of a Former Subsidiary as they relate to compliance with laws and regulations (including Environmental Laws) or the tax obligations of a Former Subsidiary. The intention of this provision is to provide Buyer with total indemnification without conditions, limitations or qualifications of any kind, and notwithstanding any disclosure made in the Disclosure Schedule or otherwise, for liabilities, costs and expenses, and obligations of any kind or nature which are attributable to a Former Subsidiary.

     3.25. Disclosure. No representation or warranty by Seller in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Seller or any notice to Seller, and shall survive the Closing of the transactions provided for herein.

     4.1. Corporate.

          4.1.(a)     Organization.  Buyer is a corporation duly organized,
     validly existing and in good standing under the laws of the State of Wisconsin.

          4.1.(b)     Corporate Power.  Buyer has all requisite corporate power
     to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

     4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     4.3. No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     4.4. Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

     4.5. Investment Intent. The Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution.

     4.6 No Wilful Withholding of Information by Buyer. Buyer has not wilfully withheld information from Seller that a representation or warranty made by Seller in this Agreement is untrue or incorrect in a material respect, with the intent to later make a claim against Seller for indemnification based upon a breach of such representation or warranty.

5.   COVENANTS

     5.1. Title Insurance. Not less than two days prior to the Closing, Seller, at Buyer's expense, shall provide to Buyer a title insurance commitment, issued by a title insurance company or companies satisfactory to Buyer, agreeing to issue to Mustang Manufacturing Company, Inc. standard form owner's policy of title insurance with respect to the Real Property, together with a copy of each document to which reference is made in such commitment. Such policy shall be standard ALTA Form 1992 owner's policy in the value of $2,500,000, insuring good and marketable title thereto (expressly including all easements and other appurtenances). The policy shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to Buyer, and shall contain such endorsements as Buyer shall reasonably request (including, but not limited to, an endorsement over rights of creditors, if requested by Buyer). It is understood for this purpose that the roadway easement identified in Book 118 page 75 must be addressed to Buyer's reasonable satisfaction.

     5.2. Survey. Not less than two days prior to the Closing, Seller, at Buyer's expense, shall provide to Buyer an occurrence survey of the Real Property, prepared in accordance with the 1992 minimum standard detail requirements, ALTA/ASCM standards, including all Table A items, and pursuant to the accuracy standards of an urban class survey, and detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting the Real Property and such other matters as may be reasonably requested by Buyer or the title insurance company, containing a surveyor certificate reasonably acceptable to Buyer and the title insurance company, and prepared by a registered land surveyor satisfactory to Buyer. Such survey shall not disclose any encumbrances which have a material adverse affect on the use or marketability of the Real Property, exclusive of encumbrances other than the roadway easement which were noted in the preliminary title commitment of Chicago Title Insurance Company dated prior to Closing.

     5.3. Environmental Remediation. At Seller's sole cost and expense, Mustang Manufacturing Company, Inc. shall investigate, excavate and properly dispose of contaminated soil in the following areas identified in the Eder and Associates Report dated September, 1997, and any other areas where hazardous substances are identified during such investigation or excavation ("Impacted Areas"):

     a.   the area near GP-1 through GP-3;

     b.   the area near GP-6; and

     c.   the area near GP-7A.

All work will be performed in accordance with applicable laws and regulations, which shall include obtaining written assurance, without adverse conditions or restrictions on use or maintenance of the Real Property, from the Minnesota Pollution Control Agency that the Impacted Areas have been fully remediated and that no further action will be required. The consultant used shall be reasonably acceptable to both parties. As to work performed prior to Closing:
(i) Seller will provide reasonable advance notice to Buyer of its activities pursuant to this paragraph, and will allow Buyer's representatives access to the site to observe such activities, (ii) Seller will consult with Buyer or Buyer's counsel as investigation and remediation plans or reports are developed, and (iii) Seller will provide Buyer with complete copies of all drafts and final reports, notices, correspondence and other communications with any governmental or regulatory authority regarding the matters addressed in this Section. As to work performed after Closing, Buyer shall have the same responsibilities as are assigned to Seller in (i), (ii) and (iii) above. Seller shall promptly pay all costs and expenses related to actions contemplated by this Section 5.3 within 30 days of receipt of notice of the same from Mustang Manufacturing Company, Inc. or Buyer. The foregoing notwithstanding, if the costs incurred by Seller pursuant to this Section should exceed Seventy-Five Thousand ($75,000) Dollars, Buyer shall be responsible for fifty percent (50%) of the costs in excess of Seventy-Five Thousand ($75,000) Dollars.

     5.4. Noncompetition; Confidentiality. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of BAI and Mustang Subsidiaries being acquired pursuant to this Agreement, Seller hereby covenants and agrees as follows:

          5.4.(a)     Covenant Not to Compete.  For a period of five years from
     the Closing Date, Seller will not directly or indirectly:

                 (i) engage in, continue in or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                 (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of BAI and Mustang Subsidiaries or Buyer in any aspect with respect to the Business, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

                 (iii) offer employment to an employee of BAI or Mustang Subsidiaries, other than Donald A. Kalkman, without the prior written consent of Buyer; or

                 (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Business;

          provided, however, that the foregoing shall not prohibit Seller's Affiliates in South Africa from continuing to sell JCB skid steer loaders and attachments therefor in Angola, Namibia, the Republic of South Africa including Lesotho and Swaziland, Botswana, Malawi and Madagascar or the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend worldwide. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the business of BAI or any Subsidiary. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

          5.4.(b)     Covenant of Confidentiality.  Seller shall not at any
     time subsequent to the Closing, except as explicitly requested by Buyer use or disclose any confidential information of or regarding BAI or Mustang Subsidiaries or the Business in any manner or context that would be potentially detrimental to BAI, Mustang Subsidiaries, the Business or Buyer, except that without Buyer's permission or the permission of BAI or any Mustang Subsidiary, Seller may use and disclose such information as reasonably required in connection with Seller's accounting and stock exchange requirements, its obligations to Governmental Entities and to the Former Subsidiaries, with respect to Taxes, and in performance of its obligations under this Agreement. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which BAI or any Subsidiary has an interest, all customer lists and customer information, and all other information concerning BAI's or Subsidiaries' processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public directly by BAI or any Subsidiary.

          5.4.(c)     Equitable Relief for Violations.  Seller agree that the
     provisions and restrictions contained in this Section 5.4 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to seek such injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.4.

     5.5. General Releases. At the Closing, Seller shall deliver, and shall cause any Former Subsidiary still affiliated with Seller to deliver, general releases to Buyer, in form and substance satisfactory to Buyer and its counsel, releasing BAI and the directors, officers, agents and employees of BAI from all claims Seller or such Former Subsidiaries as are still owned directly or indirectly by Seller may have against BAI and the Mustang Subsidiaries arising prior to the Closing Date.

     5.6. Access to Information and Records. During the period prior to the Closing, Seller shall cause BAI and Mustang Subsidiaries to give Buyer, its counsel, accountants and other representatives (i) reasonable access during normal business hours to all of the properties, books, records, contracts and documents of BAI and Mustang Subsidiaries for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and they shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of BAI and Mustang Subsidiaries as Buyer may request); and (ii) with the prior consent of BAI and Mustang Subsidiaries in each instance (which consent shall not be unreasonably withheld), reasonable access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with BAI and Mustang Subsidiaries.

     5.7. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by the Buyer, Seller covenants and agrees that it shall cause each of the following to occur:

          5.7.(a)     No Changes.  BAI and Mustang Subsidiaries will carry on
     their business diligently and in the same manner as heretofore and will not make or institute any changes in their methods of purchase, sale, management, accounting or operation.

          5.7.(b)     Maintain Organization.  BAI and Mustang Subsidiaries will
     take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of BAI and Mustang Subsidiaries and will endeavor to preserve the business organization of BAI and Mustang Subsidiaries intact, to keep available to BAI and Mustang Subsidiaries the present officers and employees (but without entering into any legally binding contracts with any such persons), and, to the extent reasonably possible, to preserve for BAI and Mustang Subsidiaries their present relationships with suppliers and customers and others having business relationships with BAI and Mustang Subsidiaries.

          5.7.(c)     No Breach.  BAI and Seller will not do or omit any act,
     or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Seller herein, or which would have required disclosure on Schedule 3.8 had it occurred after June 30, 1997, and prior to the date of this Agreement.

          5.7.(d)     No Material Contracts.  No contract or commitment will be
     entered into or modified in any material respect, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of BAI or any Mustang Subsidiary, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to BAI or any Mustang Subsidiary (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement. In the case of capital expenditures, no capital expenditures or commitments in excess of $10,000 shall be made without Buyer's written approval.

          5.7.(e)     No Corporate Changes.  BAI and Mustang Subsidiaries shall
     not amend their Articles or Certificate of Incorporation or By-Laws or make any changes in authorized or issued capital stock.

          5.7.(f)     Maintenance of Insurance.  BAI and Mustang Subsidiaries
     shall maintain all of the insurance in effect as of the date hereof.

          5.7.(g)     Maintenance of Property.  BAI and Mustang Subsidiaries
     shall use, operate, maintain and repair all of their property in a normal business manner.

          5.7.(h)     No Transfer of Shares.  Seller shall not transfer or
     attempt to transfer any of the Shares except to Buyer pursuant hereto.

          5.7.(i)     Monthly Statements.  Seller shall cause monthly financial
     statements for Mustang Manufacturing Company, Inc., prepared in accordance with historical practices for monthly statements, to be promptly provided to Buyer following the end of each month until the Closing Date, it being understood, however, that no July financial statements are produced for July.

     5.8. Consents. Seller will endeavor prior to Closing to obtain all consent necessary for the consummation of the transactions contemplated hereby. Without limiting the foregoing, Seller shall, promptly after execution of this Agreement, call and hold a shareholders' meeting in accordance with the rules of the London Stock Exchange to obtain the approval of its shareholders for the transactions contemplated by this Agreement.

     5.9. Other Action. Seller shall endeavor to cause the fulfillment at the earliest practicable date of all of the conditions to the Seller's obligations to consummate the transactions contemplated in this Agreement.

     5.10. Disclosure Schedule. Seller shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

     5.11. Buyer's Right of Access Prior to Closing Date. Buyer shall be allowed full access to the Facilities and the employees of the Mustang Subsidiaries prior to Closing on a "getting to know" basis in the areas of production, procurement, personnel, marketing and engineering, however it is understood that Buyer will not issue any directives or make expressions of intent regarding future business decisions.

     5.12. Change of BAI Corporate Name. Within ninety (90) days after the Closing, Buyer shall amend the Certificate of Incorporation of BAI to adopt a name that does not include "Brunel," and thereafter shall cease all use of the name "Brunel America Inc." or any name including "Brunel."

     5.13. Access to Books and Records. For a period of at least six years after the Closing, Buyer will cause BAI and Mustang Subsidiaries to maintain their books and records, and shall grant Seller reasonable access to such books and records during regular business hours and the right to make copies to enable Seller to obtain such information as it may need in connection with tax and regulatory matters, financial reporting, and any Claims, whether or not Buyer is entitled to indemnification with respect thereto.

     5.14. Mitigation. Buyer recognizes an obligation to endeavor in good faith, where reasonably possible, to mitigate its losses and expenses related to Claims which it has under Section 8.

     5.15. Product Warranty on Model 2040. Seller shall be obligated to pay and shall promptly reimburse Buyer or Mustang Manufacturing for fifty percent (50%) of all costs associated with a product recall (as defined in Section 3.20) within one-year of Closing which relates to the cracking boom problem on Model 2040.

6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

     6.1. Representations and Warranties True of the Closing Date. Each of the representations and warranties made by Seller in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

     6.2. Compliance With Agreement. Seller shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.1.

     6.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, BAI or any of the Mustang Subsidiaries, or the officers or directors of any of them, with respect to the transactions contemplated hereby.

     6.4. Consents and Approvals. (a) All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing; and (b) the approval of Seller's shareholders as provided for in Section 7.5 shall have been obtained.

     6.5. Title Insurance. Buyer shall have obtained good and valid title insurance policies or, in final form, irrevocable title insurance binders, conforming to the specifications set forth in Section 5.1 hereof.

     6.6. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

     6.7. Section 1445 Affidavit. BAI shall have delivered to Buyer an affidavit, in form satisfactory to Buyer, to the effect that BAI is not a "foreign person," "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate" under Section 1445 of the Code, and containing all such other information as is required to comply with the requirements of such Section.

     6.8. Bank Guarantee. Seller's obligations under this Agreement shall be protected by a bank guaranty in the form of Schedule 6.8 which shall remain in effect for a period of three (3) years and shall continue to apply to all claims for which notice is given during such three-year period until the claims have been finally resolved.

     6.9. Environmental Remediation. Seller shall have started to comply with its obligations under Section 5.3, and the scope and nature of the environmental remediation required with regard to the Real Property as outlined in the report of Eder & Associates dated September, 1997 shall not have changed in a material adverse manner in Buyer's reasonable judgment as a result of conditions or events discovered between the date of the Eder & Associates report and the Closing Date. Alternatively, this condition shall be deemed to have been satisfied if Seller, on a basis reasonably acceptable to Buyer, accepts full responsibility for expanding its remediation undertaking to cover the conditions or events so discovered and establishes an escrow fund for such purpose.

     6.10. Actions by Seller's Banks. Seller shall have delivered to Buyer a full and complete release in the form of Schedule 6.10 hereto from the lenders under the Group Facilities Agreement of their Liens on the Shares and the shares of any Mustang Subsidiary and from any guaranty or similar undertaking made by BAI or the Mustang Subsidiaries.

7.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

     7.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

     7.2. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.2.

     7.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, BAI or any Mustang Subsidiary, or any officers or directors of any of them, with respect to the transactions contemplated hereby.

     7.4. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

     7.5. Approval of Seller's Shareholders. Seller shall have called and held a shareholders' meeting in accordance with the rules of the London Stock Exchange, and obtained the approval of its shareholders for the transactions contemplated by this Agreement.

8.   INDEMNIFICATION

     8.1. By Seller. Subject to the terms and conditions of this Section 8, Seller hereby agrees to indemnify, defend and hold harmless Buyer and BAI or any Mustang Subsidiary from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, BAI or any Mustang Subsidiary, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Seller contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material" for purposes of Section 6.1), or any claim based upon a circumstance (whether or not disclosed) which without disclosure in Schedule 3.11.(c) would constitute a breach of any warranty or representation set forth in Section 3.11.(c) (for purposes hereof any such claim shall sometimes be referred to as a "Deemed Environmental Breach") or, (b) the breach of any covenant of Seller in or made pursuant to this Agreement. As used in this
Article 8, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages, judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys' fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

     8.2. By Buyer. Subject to the terms and conditions of this Article 8, Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against all Claims asserted against, resulting, to imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material" for purposes of Section 7.1), or (b) the breach of any covenant of Buyer contained in this Agreement.

     8.3. Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 8 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

          8.3.(a)     Notice and Defense.  The party or parties to be
     indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 8, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith and can demonstrate the financial ability to pay or otherwise resolve the Claim, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

          8.3.(b)     Failure to Defend.  If the Indemnifying Party, within a
     reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

          8.3.(c)     Indemnified Party's Rights.  Anything in this Section 8.3
     to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party, after first giving notice to the Indemnifying Party, shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

     8.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount under this Article 8. Upon judgment, determination, settlement or compromise of any third-party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amount, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third-party Claim.

     8.5. Limitations on Indemnification.

          8.5.(a)     Time Limitation.  No claim or action shall be brought
     under this Article 8 for breach of a representation or warranty after the lapse of two (2) years following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

                 (i) There shall be no time limitation on claims or actions brought for breach of any representation or warranty made by Seller in or pursuant to Sections 3.24 and 3.2.(d) and Seller hereby waives all applicable statutory limitation periods with respect thereto but only as between Buyer and Seller.

                 (ii) Any claim or action brought for breach of any representation or warranty made by Seller in or pursuant to
          Section 3.5 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

                 (iii) Any claim or action brought for a breach of the representation or warranty made by Seller in or pursuant to
          Section 3.11.(c) may be brought until the lapse of five (5) years following the Closing and any claim or action brought for a breach of the representation or warranty made by Seller in or pursuant to
          Section 3.11.(d) may be brought until the lapse of four (4) years from the date of Closing.

                 (iv) Any claim based upon a wilful or knowing breach or misrepresentation may be brought until the lapse of six
          (6) years from the date of Closing.

                 (v) This Section shall not apply to the breach or non-performance of a covenant.

                 (vi) Any claim made by a party hereunder for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

                 (vii) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

          8.5.(b)     Dollar Limitations.  The total amounts payable by the
     Seller under the indemnification contained in this Section 8 shall be limited in the aggregate to Twenty Million ($20,000,000) Dollars, calculated without regard to Claims related to Former Subsidiaries for which there is no Cap. The balance of this Section 8.5.(b) shall not apply to claims or actions brought for breach or nonperformance of any covenant of Seller or for the breach of any representation or warranty made in or pursuant to certain Excluded Sections as defined below. No claims shall be payable by the Seller under this Section 8.1 unless and until the aggregate amount of all such claims equals or exceeds the amount of Two Hundred Thousand ($200,000) Dollars (herein referred to as the "Aggregate Claim Threshold"). At such time, the Seller shall be liable for all claims hereunder in excess of such aggregate amount of Two Hundred Thousand ($200,000) Dollars. In addition to the Aggregate Claim Threshold set forth above, no individual claims shall be payable by Seller unless the amount of the claim exceeds Fifteen Thousand ($15,000) Dollars (herein referred to as the "Individual Claim Threshold"). For purposes of the Individual Claim Threshold, claims which arise out of the same occurrence, event or circumstance as well as claims of the same type or nature shall be considered a single claim. There shall be no limitation on, and Seller shall be fully liable for, any indemnification hereunder without regard to the Aggregate Claim Threshold or Individual Claim Threshold to the extent the claim is based upon a representation or warranty contained in an Excluded Section, the breach or nonperformance of a covenant of Seller in this Agreement or the wilful or knowing breach of a representation or warranty. For this purpose, the following Sections shall constitute Excluded Sections:

                               Excluded Sections

      Section                          Subject Matter

      3.1.(c)(vii)                     Maximum aggregate cost
                                       associated with failure
                                       to qualify

      3.2.(d)                          Title to shares and stock
                                       of Mustang Subsidiaries

      3.5                              Tax Matters

      3.8.(f)                          No dividends

      3.11.(c) and 3.11.(d)            Environmental

      3.12.(b)(ii)                     Condition of Real Estate

      3.17                             As to "success bonuses"

      3.20                             Product Warranty claims
                                       involving recall claims
                                       for non-safety
                                       considerations costing in
                                       excess of $275,000

      3.24                             Former Subsidiaries

9.   CLOSING

     The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner, Milwaukee, Wisconsin, at 9:00 A.M. on October 2, 1997, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

     9.1. Documents to be Delivered by Company and Seller. At the Closing, Seller shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

          9.1.(a)   Stock Certificate(s).  A stock certificate or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached. Stock record books for BAI and the Mustang Subsidiaries and all outstanding stock certificates of the Mustang Subsidiaries.

          9.1.(b)   Compliance Certificate.  A certificate signed by Seller
     that each of the representations and warranties made by Seller in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Seller has performed and complied with all of Seller's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

          9.1.(c)   Opinion of Counsel.  The written opinions of Dorsey &
     Whitney LLP, Ashurst, Morris, Crisp and Allen & Overy dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibits

     9.1.(c)-I, II and III hereto.

          9.1.(d)   Bank Guaranty.  A bank guaranty in the form of Schedule 6.8 hereto.

          9.1.(e)   Certified Resolutions.  Certified copies of the resolutions of the Board of Directors and shareholders of Seller authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          9.1.(f)   Articles; By-Laws.  A copy of the By-Laws of BAI and each
     Subsidiary certified by the secretary of BAI, and a copy of the Articles or Certificate of Incorporation, as the case may be, of BAI and each Mustang Subsidiary certified by the Secretary of State of the state of incorporation of each such corporation.

          9.1.(g)   Incumbency Certificate.  Incumbency certificates relating
     to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

          9.1.(h)   General Releases.  The General Releases referred to in
     Section 5.5, duly executed by the persons referred to in such Section.

          9.1.(i)   Resignations.  The resignations of all officers and
     directors of BAI and Mustang Subsidiaries, effective as of the Closing Date and in form satisfactory to Buyer's counsel. This does not mean their resignation as employees.

          9.1.(j)   Affidavit.  An affidavit from BAI in form and substance
     satisfactory to Buyer complying with Section 1445(b)(3) of the Code.

          9.1.(k)   Release Under General Facilities Agreement.  Release in the
     Form of Schedule 6.10.

          9.1.(l)   Other Documents.  All other documents, instruments or
     writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority, corporate records and documents as Buyer may reasonably request.

     9.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following documents, in each case duly executed or otherwise in proper form:

          9.2.(a)   Cash Purchase Price.  To Seller, the wire transfer required by Section 2.2.(a) hereof.

          9.2.(b)   Compliance Certificate.  A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Seller), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

          9.2.(c)   Opinion of Counsel.  A written opinion of Foley & Lardner, counsel to Buyer, dated as of the Closing Date, addressed to Seller, in substantially the form of Exhibit 9.2.(c) hereto.

          9.2.(d)   Certified Resolutions.  A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          9.2.(e)   Incumbency Certificate.  Incumbency certificates relating
     to each person executing any document executed and delivered to Seller by Buyer pursuant to the terms hereof.

          9.2.(f)   Other Documents.  All other documents, instruments or
     writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

10.  TERMINATION

     10.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the
Closing:

          10.1.(a)  by mutual written agreement of Buyer and Seller, or

          10.1.(b) by either Buyer or Seller if the Closing shall not have occurred on or before October 31, 1997, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date, it being agreed that the failure of Seller to obtain approval by it bankers or by its shareholders (after having promptly called and held a shareholders' meeting), shall not be a breach of a covenant by Seller.

     10.2.     Termination for Breach.

          10.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, then Buyer may, by written notice to Seller at any time prior to the Closing that such violation, breach or failure is continuing, terminate this Agreement with the effect set forth in Section 10.2.(c) hereof.

          10.2.(b) Termination by Seller. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Seller, or (ii) there has been a failure of satisfaction of a condition to the obligations of Seller which has not been so waived, then Seller may, by written notice to Buyer at any time prior to the Closing that such violation, breach or failure is continuing, terminate this Agreement with the effect set forth in Section 10.2.(c) hereof.

          10.2.(c) Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 10.1 or 10.2, this Agreement shall become void and, except as provided in Section 12.5 or with respect to wilful breaches of this Agreement prior to the time of such termination, there shall be no liability on the part of either Buyer or Seller, or their respective stockholders, officers, or directors. The foregoing notwithstanding, Section 12.3 hereof shall survive until the Date provided for in said section, and Section 12.5 shall survive until Seller has complied with its obligations, if any, thereunder.

11.  RESOLUTION OF DISPUTES

     11.1. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 11. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of Seller under Section 5.6 of this Agreement, or any covenants not to compete contained in any Noncompetition Agreement delivered pursuant to Section 5.5 hereof.

     11.2. Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, at the time of the demand for arbitration, to exceed $250,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

     11.3. Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

     11.4. Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

     11.5. Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Buyer and Seller hereby submit to the in personam jurisdiction of the Federal and State courts in Minnesota, for the purpose of confirming any such award and entering judgment thereon.

     11.6.     Confidentiality.  All arbitration proceedings under this
Article 11, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties, absent a legal or regulatory obligation to disclose.

     11.7. Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 11 are pending. The parties will take such action, if any, required to effectuate such tolling.

12.  MISCELLANEOUS

     12.1. Disclosure Schedule. The Schedules have been compiled in a bound volume (the "Disclosure Schedule"), executed by Seller and dated and delivered to Buyer on the date of this agreement.

     12.2. Further Assurance. From time to time, at either party's request and without further consideration, the other party will execute and deliver such documents and take such other action as may be reasonably requested in order to consummate more effectively the transactions contemplated hereby.

     12.3. No Negotiations or Discussions. If Seller's shareholders fail to approve this Agreement at the meeting called for that purpose, or if no shareholders' meeting takes place, provided Buyer notifies Seller within fourteen (14) days after October 2, 1997, of its desire to negotiate a new agreement, Seller agrees not to directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct ongoing negotiations or discussions with any other party, or enter into any agreement with any other party concerning the sale of BAI or any Mustang Subsidiary, their assets or business or any part thereof or any equity securities of BAI or any Mustang Subsidiary (an "acquisition proposal"), until the expiration of seventy (70) days from October 2, 1997 and during such period to negotiate exclusively with Buyer.

     12.4.     Preparation of Tax Returns Due Subsequent to the Closing Date.
(a) The parties agree to cooperate in connection with tax returns which BAI, the Mustang Subsidiaries and the Non-Mustang Subsidiaries are required to file for the period ending June 30, 1997 and for any short period between June 30, 1997 and the Closing Date. Seller shall cause the Minneapolis office of Price Waterhouse LLP or another preparer acceptable to Buyer to prepare (i) the federal and state tax returns due for the period ended June 30, 1997, and (ii) the federal and state tax returns due for any short period between June 30, 1997 and the Closing Date, in each case with such review and oversight by Buyer's representatives as Buyer may reasonably request. The cost of preparing the June 30, 1997 returns shall be borne by BAI and the Mustang Subsidiaries up to the amount of the accrued return preparation fees reflected in the BAI June 30, 1997 financial statement but otherwise shall be the responsibility of Seller. The cost of preparing the short period returns for periods ending on or prior to the Closing Date shall be paid directly by Seller. Any provision of this Agreement or any tax allocation or tax sharing agreement notwithstanding, Seller shall pay to the appropriate taxing authority or to Buyer any taxes owed by a Non-Mustang Subsidiary when calculated on a separate return basis for the short period between June 30, 1997 and the Closing Date. Seller shall provide Buyer with a full indemnification and warranty with respect to such June 30, 1997 and short period. Full indemnification means that Seller shall be responsible for all taxes due with respect to June 30, 1997 returns in excess of the related accruals and for all taxes due for the short period returns up to the amount of taxes which would be (or are) payable by the Non-Mustang Subsidiaries on a separate return basis. Seller shall also be responsible for all liabilities, costs or expenses associated with an inaccuracy or alleged inaccuracy, including fines, penalties, assessments and legal and accounting fees.

          (b) Cooperation and Response After Closing Date. Buyer will cause Mustang Manufacturing Company, Inc. and its employees to cooperate with Seller in connection with the compliance matters for which Seller has responsibility after the Closing Date (including any exposure for indemnification) under this Agreement, and shall cause BAI and the Mustang Subsidiaries to promptly respond to notices or inquiries by the Internal Revenue Service and other taxing authorities after consultation with Seller regarding such matters.

     12.5. Break-Up Fee Due Buyer Under Certain Circumstances. All other provisions of this Agreement to the contrary notwithstanding, in the event that Seller's shareholders do not vote to approve this transaction prior to October 31, 1997 in the manner contemplated by Section 7.5, Seller shall promptly pay to Buyer:

          (i) An amount equal to Buyer's out-of-pocket expenses incurred in connection with this transaction through the date of Seller's shareholders meeting including legal, accounting and investment banking fees, fees and expenses associated with environmental and other due diligence investigations, and all disbursements and costs in connection with the above, subject to a cap of Three Hundred Thousand ($300,000) Dollars; and

          (ii) If within six (6) months of the end of the seventy (70) day period provided for in Section 12.3, Seller enters into an agreement to sell the stock or assets of BAI and/or the Mustang Subsidiaries, then Seller shall promptly pay to Buyer an additional sum equal to fifty percent (50%) of the purchase price received by Seller in such subsequent sale above the Purchase Price provided for herein, but not more than One Million Five Hundred Thousand ($1,500,000) Dollars. For purposes of this subsection (ii), Seller agrees not to take actions such as making abnormal distributions prior to a sale or selling assets outside the ordinary course of business or excluding assets from a sale for the purpose of eliminating or reducing the fee otherwise payable to Buyer.
     If Seller should take any of the actions described in the preceding sentence, the break-up fee shall be calculated by adding back the abnormal distribution, proceeds of a separate sale or retained assets.

     12.6. Audit of BAI Consolidated June 30, 1997 Financial Statements. Seller shall have the responsibility for causing Price Waterhouse-Minneapolis to audit the June 30, 1997 consolidated financial statements of BAI and Subsidiaries on a timely basis and shall pay the associated costs and expenses.

     12.7. Escrow Agreement for Bank Guarantee. The Bank Guarantee attached as Schedule 6.8 envisions the establishment of an escrow under certain circumstances where claims remain outstanding at a time when the Guarantee would otherwise expire. In the event it should be necessary to enter into an escrow arrangement, the parties agree to use a document substantially in the form attached as part of Schedule 6.8 and to cooperate in good faith to implement the escrow arrangement including agreeing on an escrow agent.

     12.8. Disclosures and Announcements. Announcements concerning the transactions provided for in this Agreement by Buyer or Seller shall be subject to the approval of the other party in all essential respects, except that approval of the other party shall not be required as to any statements and other information which must be provided in accordance with applicable rules and regulations of Government Entities, stock exchanges or securities trading organizations.

     12.9.     Assignment; Parties in Interest.

          12.9.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Seller hereunder.

          12.9.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

     12.10. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

     12.11. Amendment and Modification. Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and Seller.

     12.12. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; tb) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

           (a) If to Buyer, to:

               Gehl Company
               143 Water Street
               West Bend, WI 53095-0179
               Attention:  Michael J. Mulcahy, Esq.
               Facsimile: (414) 334-6603

               (with a copy to)

               Ronald L. Walter
               Foley & Lardner
               777 E. Wisconsin Avenue
               Milwaukee, WI 53202-5367
               Facsimile: (414) 297-4900

or to such other person or address as Buyer shall designate in the manner set forth below.

           (b) If to Seller, to:

               Cliff Walker
               Chief Executive
               Brunel Holdings, plc
               Brunel House
               14 Avon Reach
               Chippenham
               Wiltshire SN15 1EE
               United Kingdom
               Facsimile:  011-44-1249-447911

               (with a copy to)

               Michael Prichard
               Dorsey & Whitney LLP
               Pillsbury Center South
               220 South Sixth Street
               Minneapolis, MN 55402-1498
               Facsimile: (612) 340-8738

or to such other person or address as Seller shall designate in the manner set forth below.

     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address or the person to whom notice is given for purposes of this Agreement by giving notice thereof in accordance with this Section, making reference to this Agreement.

     12.13. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

           12.13.(a) Brokerage. Seller and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively (and Seller represent" and warrants that there is no broker involved on behalf of BAI) and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein.

           12.13.(b) Other. Each of the parties shall bear the fees and expenses incurred by it, including the fees of their respective counsel, brokers, attorney's, accountants, investment bankers and other experts incident to the negotiation and consummation of the transactions contemplated by this Agreement.

     12.14. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

     12.15. Counterpart. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.16. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     12.17. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

"Affiliate" - Section 3.8.(k)
     "Ancillary Instruments" - Section 3.2.(a)
     "Business" - Recital A
     "CERCLA" - Section 3.11.(c)
     "Closing" - Preamble to Article 9
     "Closing Date" - Section 9
     "Code" - Section 3.16.(a)
     "Company Employees" - Section 3.16.(a)
     "Employee Plans/Agreement(s)" - Section 3.16.(a)
     "Environmental Laws" - Section 3.11.(c)
     "ERISA" - Section 3.16.(a)
     "Facilities" - Recital C
     "Former Subsidiary" - Introduction to Article 3
     "Government Entities" - Section 3.3
     "Group Facilities Agreement" - Section 3.1(d)
     "HSR Act" - Section 3.3
     "Laws" - Section 3.3
     "Liens" - Section 3.12.(a)
     "Litigation" - Section 3.10
     "Mustang Subsidiaries" - Recital A
     "Non-Mustang Subsidiaries" - Recital B
     "Orders" - Section 3.3
     "Products" - Section 3.20
     "Purchase Price" - Section 2.1
     "Real Property" - Section 3.12.(c)
     "Trade Rights" - Section 3.18
     "Recent Balance Sheet" - Section 3.4
     "Waste" - Section 3.11.(c)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

GEHL COMPANY


By:____________________


BRUNEL HOLDINGS, plc


By:____________________